EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON PHARMACEUTICALS ANNOUNCES
RESIGNATION OF CHIEF FINANCIAL OFFICER

CORONA, CA — October 10, 2006 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today announced that Charles P. Slacik, Executive Vice President and Chief Financial Officer, has resigned effective October 20, 2006, to take the position of  Senior Vice President and Chief Financial Officer of Beckman Coulter, Inc.  Beckman Coulter is a leading global manufacturer of biomedical testing instrument systems and supplies that simplify and automate laboratory processes with annual revenue of approximately $2.4 billion.

R. Todd Joyce, Vice President, Corporate Controller and Principal Accounting Officer, will serve as interim Principal Financial Officer until a permanent replacement is named.  The Company has initiated a search for a new Chief Financial Officer.

“We appreciate Charlie’s contribution to the Company’s growth over the past three years and wish him the best of luck in his new position,” said Allen Chao, PhD., Chairman and Chief Executive Officer of the Company.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended June 30, 2006.